Exhibit 99.1

Mastech Digital Names Nirav Patel as President and Chief Executive Officer and Member of the Board

12/16/2024

Nirav Patel will join Mastech Digital on January 6, 2025. Vivek Gupta to Step Down as President and CEO and Director of the Board After 9 Years of Leadership.

PITTSBURGH, PA – December 16, 2024 – Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation Services, today announced that Nirav Patel has been appointed as President and Chief Executive Officer and member of the company’s Board of Directors, effective January 6, 2025. Patel succeeds Vivek Gupta, who is stepping down after leading the company since 2016.

Nirav Patel’s Appointment as President and CEO

Nirav Patel brings over 20 years of experience as a seasoned technology executive with a proven track record of scaling multibillion-dollar businesses. Most recently, Patel served as President and CEO of Bristlecone, a Mahindra Group company specializing in digital supply chain transformation. During his tenure, Patel transformed Bristlecone into the industry’s largest pure-play supply chain services provider, driving significant growth, expanding its global workforce to over 3,000 associates, and leveraging data and AI to deliver innovative solutions.

Patel has held several prominent leadership roles throughout his career. Before serving as President and CEO of Bristlecone, Patel was Senior Vice President and Global Markets Leader at Cognizant, where he scaled the Communications, Media, and Technology business to over $2 billion in annual revenue. Patel holds a bachelor’s degree in computer science from BIST, Madras University, and is an alumnus of Harvard Business School’s Advanced Management Program.

The Board of Directors expressed its enthusiasm about Patel’s appointment.

“We are thrilled to welcome Nirav to Mastech Digital,” said Sunil Wadhwani and Ashok Trivedi, Co-Chairmen of Mastech Digital’s Board of Directors. “Nirav is a highly accomplished leader with extensive experience in technology services and a strong track record of driving growth and innovation. His expertise in data and AI-driven transformation aligns perfectly with our strategic priorities. We are confident that Nirav will help Mastech Digital attain a leadership position in the growing AI, data and digital engineering segments of the technology market and enhance shareholder value.”

Patel expressed his excitement to join Mastech Digital, stating:

“I am deeply honored to join Mastech Digital as its President and Chief Executive Officer and Board Member. The company has built a strong foundation with its talented employees, loyal customers, and trusted partners. With the global demand for technology talent and digital transformation services accelerating rapidly, Mastech Digital is uniquely positioned to lead in this evolving market. I look forward to collaborating with the team to transform the company into a full-scale, Data and AI-led technology services leader, creating exceptional value for our clients, partners, and shareholders.”

Vivek Gupta steps down after 9 years of leadership

Vivek Gupta has been instrumental in leading Mastech Digital’s transformation from a pure-play IT staffing company to a robust technology-focused solutions organization. Under Gupta’s leadership, the company expanded into the digital transformation space with the acquisition of InfoTrellis, Inc.’s services business, enhanced the quality of revenues and significantly improved the Company’s gross margin profile. Gupta leaves behind a strong foundation with an accelerating growth trajectory for the company’s next chapter of shareholder value creation.

“On behalf of the Board and the entire Mastech Digital team, we want to thank Vivek for his leadership and the immense value of all the contributions he has brought during his long tenure with the company,” said Sunil Wadhwani and Ashok Trivedi, Co-Chairmen of the Board of Directors. “We wish him the very best in his future endeavors.”

“It has been a fun ride at Mastech Digital wherein I have enjoyed every minute of my nine years at the helm. The company has delivered excellent results in the last many quarters, and I am confident that the positive momentum will continue for the foreseeable future,” said Vivek Gupta.

Vivek’s last day with Mastech Digital will be February 28, 2025, which coincidentally is his 9th work anniversary with the Company.

About Mastech Digital

Mastech Digital, Inc. (NYSE American: MHH) is a leading provider of Digital Transformation Services. The company specializes in delivering high-quality technology talent and innovative solutions that help businesses drive digital transformation and harness the power of data and analytics. Mastech Digital operates globally, with headquarters in Pittsburgh, PA, and delivery centers in North America and India.

For more information, visit www.mastechdigital.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections, and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of and statements regarding the Company’s ability to generate revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market and general economic conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic or any other pandemics or outbreaks disrupting day-to-day activities and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2023.

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